Seritage Growth Properties Provides Update on Q1 2023 Transaction Activity

2023 Year to Date Gross Proceeds from Asset Sales of $290.4M

$525.0 M of Pipeline from Sales Under Contract or with Accepted Offers

NEW YORK—Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties, today provided an update on the Company’s disposition activity through the end of Q1 2023.

Q1 2023 Disposition Update

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Generated $290.4 million of gross proceeds from the sale of 27 wholly owned or consolidated assets:
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$254.8 million from the sale of 21 stabilized, partially stabilized and pad sites at prices reflecting blended cap rates of 9.2%, 8.3% and 4.7% respectively; and
o
$35.6 million of gross proceeds from the sale of six vacant or non-income producing assets at a price reflecting, on average, $52.35 PSF or $508 thousand per acre. The sale of these assets eliminates $2.1 million of annual carrying costs.
•
Prepaid $230 million towards the Company’s term loan reducing annual interest expense by approximately $16.1 million.
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As of March 31, 2023, the Company had cash on hand of approximately $130 million, including $11 million of restricted cash.

Sale Process Look Ahead

As of April 4, 2023, the Company had assets under contract for sale for total anticipated gross proceeds of $456.0 million (the “Pending Sales”) composed of:

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$412.7 million anticipated from transactions subject to customary closing conditions, but no due diligence contingency including joint venture interest puts in process
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$152.5 million of gross proceeds from the sale of six stabilized and partially stabilized sites at prices reflecting blended cap rates of 7.2% and 7.6% respectively;
o
$155.4 million of gross proceeds from the sale of nine vacant or non-income producing assets at a price reflecting, on average, $128.06 PSF or $1.3 million per acre. The sale of these assets would eliminate $5.0 million of annual carrying costs; and
o
$104.8 million of estimated gross proceeds from monetizing unconsolidated entity interests.
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$43.3 million anticipated from transactions subject to due diligence contingencies and customary closing conditions.
o
$32.3 million of gross proceeds from the sale of three stabilized and pad sites at prices reflecting blended cap rates of 8.6% and 5.7% respectively; and
o
$11.0 million of gross proceeds from the sale of two vacant or non-income producing assets at a price reflecting, on average, $38.92 PSF or $491 thousand per acre. The sale of these assets would eliminate $0.9 million of annual carrying costs.

Additionally, the Company has accepted offers and is currently negotiating definitive purchase and sale agreements on assets for total anticipated gross proceeds of approximately $65.0 million (the “Pipeline Sales”) composed of:

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$18.0 million of gross proceeds from the sale of two stabilized and partially stabilized sites at prices reflecting blended cap rates of 9.2% and 4.0% respectively; and
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$47.0 million of gross proceeds from the sale of eight vacant or non-income producing assets at a price reflecting, on average, $37.40 PSF or $483 thousand per acre. The sale of these assets would eliminate $1.8 million of annual carrying costs.

The Pending Sales and the Pipeline Sales are comprised of a combination of multi-tenant retail assets, certain premier and mixed-use assets, residential assets, joint venture interests as well as non-core assets as more detailed in the chart below.

	As of 1/1/2023	2023 Sales Projections as of 3/31/2023					2024 & Beyond
Category	Total Properties	Sold	Under Contract - No DD	Under Contract - in DD	PSA Neg.	Remaining 2023 Transactions	Remaining
Gateway markets	11	-	2	-	-	-	9
Primary markets	43	10	9	1	4	9	10
Secondary markets	35	12	6	2	3	5	7
Tertiary markets	16	5	2	2	3	4	-
Market Composition Total	105	27	19	5	10	18	26
Multi-Tenant Retail	32	18	6	1	1	1	5
Premier	10	-	2	-	-	-	8
Residential	5	2	1	-	-	-	2
Other Unconsolidated Entities	13	-	3	-	1	2	7
Non-Core Properties	45	7	7	4	8	15	4
Property Type Total	105	27	19	5	10	18	26
Under $10M	59	16	5	4	9	16	9
$10M - $30M	27	10	9	1	1	1	5
$30M - $50M	11	1	3	-	-	1	6
Over $50M	8	-	2	-	-	-	6
Transaction Size Total	105	27	19	5	10	18	26

1.
2023 and 2024 projections are based on the Company’s latest forecasts and assumptions, but the Company cautions that actual results may differ materially.
2.
PSA Negotiation includes one asset which is currently forecasted to close in Q1 2024.

3.
Includes both partial and full asset transactions currently being forecasted by Seritage. At January 1, 2023, the Company had an interest in 97 properties. It is currently projected that seven of these properties will be parceled and sold in two or more separate transactions each, which is subject to change, resulting in a total portfolio count of 105 transactions at this time.

Market Update

As the Company has previously disclosed, the Company, along with the commercial real estate market as a whole, has experienced and continues to experience progressively more challenging market conditions as a result of a variety of factors. In making decisions regarding whether and when to transact on each of the Company’s remaining assets, the Company will consider various factors including, but not limited to, the breadth of the buyer universe, macroeconomic conditions, the availability and cost of financing, as well as corporate, operating and other capital expenses required to carry the asset. If these challenging market conditions persist, then we expect that they will impact the Plan of Sale proceeds from our assets and the amounts and timing of distributions to shareholders.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of March 31, 2023, the Company’s portfolio consisted of interests in 72 properties comprised of approximately 10.2 million square feet of gross leasable area (“GLA”) or build-to-suit leased area, approximately 157 acres held for or under development and approximately 5.3 million square feet or approximately 428 acres to be disposed of. The portfolio consists of approximately 7.6 million square feet of GLA held by 55 wholly owned properties (such properties, the “Consolidated Properties”) and 2.6 million square feet of GLA held by 17 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Seritage Growth Properties
John Garilli
Interim Chief Financial Officer
(212) 355-7800
IR@Seritage.com